EXHIBIT 99.1

KIT digital
Company Update Conference Call
October 6, 2009

Operator:

Good morning and thank you for participating in today’s conference call to discuss KIT digital’s acquisitions of Nunet and The FeedRoom. With us today are Kaleil Isaza Tuzman, Chairman and Chief Executive Officer of KIT digital; Gavin Campion, the company’s President; and Robin Smyth, the company’s CFO. Following their remarks, we will have an open call for questions.

Before I continue, I would like to take a moment to read the company’s Safe Harbor Statement. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company’s operations or expansion and ability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates, and unanticipated events such as terrorism activities. Although the company believes that the expectations reflected in this forward-looking statement are reasonable, such statements could not be regarded as a representation by the company or any other person that such forward-looking statements will be achieved. The company undertakes no duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise. For future risk factors, see the risk factors associated with the company’s review in today’s SEC filings.

I would like to remind everyone that this call will be available for replay through November 6, 2009, starting this afternoon at 1 p.m. Eastern Time. A webcast replay will be available via the link provided in yesterday’s press release.

Now, I would like to turn the call over to Chairman and CEO of KIT digital, Mr. Kaleil Isaza Tuzman. Please proceed, sir.

Kaleil Isaza Tuzman:

Good morning, everyone. Good afternoon and good evening to those of you calling in Eastern parts of the world. My name is Kaleil Isaza Tuzman. Thank you, Operator, and thank you all for joining us today.

We are at a very exciting inflection point in our business’s development. KIT digital yesterday issued a press release announcing our acquisitions of Nunet, a German based privately held subsidiary of IMG Worldwide engaged in the delivery of mobile TV channels and mobile VOD, as well as the acquisition of The FeedRoom, a pioneer in the IP video industry – based in New York City with offices in Seattle and Boston - and a market leader in live video and video digital asset management. A full text copy of our press release is available on our freshly-designed website at www.kitd.com.
As detailed in yesterday’s release, we acquired Nunet from IMG Worldwide. Nunet is recognized as a premier global provider in the management and delivery of video on mobile devices and increasingly, as well, in online frameworks. The FeedRoom is a venture capital-backed, privately-held market leader in live video and, as I said, video digital asset management. Their business is primarily focused on corporations and government entities. Both acquisitions complement and substantially expand our client base, our core capabilities, and our commitment to serving video on all three screens; the browser environment, the mobile handset, and the IP-enabled television set. It also includes the addition of some very valuable distinct assets in the personnel area (managers that are joining the senior management team), modules that are being added to our core VX data layer, and the appointment of several Nunet and FeedRoom business development executives in regions where we were not as strong previously.

We expect these acquisitions to be immediately accretive to our financial results and provide substantial synergies in terms of business development, platform technology, our geographical footprint, as mentioned, and our overall growth potential as a business. We believe today we are the largest business measured by revenues in our space, and we are pretty sure that we are the only business that is truly profitable. We say “pretty sure” only because some of our competitors are privately held and we do not have absolute access to the information involved.

The aggregate consideration we paid for Nunet and The FeedRoom was approximately US$20.9 million. Of this amount, US$9.8 million was paid in stock, US$7.9 million was paid in cash, and US$3.3 million of debt was assumed in the form of a convertible promissory note issued by our company. Again, that’s the aggregate consideration paid for those assets. In total, as a function of the transaction in its entirety, we issued 1.3 million shares as a result of the two transactions, and this was comprised of 949,000 shares, approximately in exchange for 100% of the outstanding shares of The FeedRoom, as well as approximately 363,000 shares which were issued in exchange for US$4 million of cash invested at the time of closing by The FeedRoom’s controlling shareholders. These shares were purchased at a price of US$11 per share.

In connection with the FeedRoom transaction, I agreed personally to an 18-month lockup of 1.3 million of the shares I currently beneficially own as a sign of my commitment to the company and to The FeedRoom’s shareholders investing at time of closing. In fact, all of the shares issued in connection with the FeedRoom transaction are subject to this agreement, restricting the sale for 18 months.

These two acquisitions of Nunet and The FeedRoom are expected to add--on day one--US$17.5+ million of current annualized revenues from core IP video-based services and contribute more than US$4.5 million in annualized EBITDA. As we’ve said before, EBITDA is a good proxy for cash flow in our company, as we do not, as a practice, capitalize R&D and we have minimal capex. In Gavin Campion’s comments, he will refer to other potential operating synergies that will evolve, as well as cross-selling revenue synergies that will evolve, in the context of the integration of these assets over the next several quarters.

In January of 2009, the beginning of this year, we said we expected to generate at least US$40 million of revenue this year with approximately 10% operating margin for the year. As you know from our results, we are well on track to exceed those numbers. This guidance was reflective of our core business at the time and does not take into account the effect of the acquisitions of Nunet and The FeedRoom. From an accounting perspective, the effective date of both transactions is expected to be October 1st, so there will be impact for the quarter. And the new structuring and severance costs for those - for both acquisitions, where applicable, will appear in the fourth quarter, as well. It’s important to note as well that approximately 75% of the revenues acquired through the acquisitions of Nunet and The FeedRoom are recurring in nature and subject to long-term customer contracts.

Now, let’s break it down per acquisition. On the Nunet side, we acquired Nunet for approximately US$11 million. This was comprised of US$7.9 million in cash and US$3.3 million in the assumption of a convertible promissory note issued by us. At our sole election, the promissory note may be converted into stock or paid in cash installments over 18 months starting in January of next year, at a 6.5% interest rate. I personally acted as a guarantor of the promissory note in order to facilitate the speed of the transaction. We’ll get back to that shortly.

The acquisition of Nunet is expected to be immediately accretive, as previously mentioned, based on an annualized recurring revenue stream of at least US$11.5 million and over US$2.3 million of annualized EBITDA. And these numbers are prior to most merger-related synergies.

The Nunet acquisition adds a number of major international clients to our roster. A wide range of global mobile network operators use Nunet’s mobile TV digital asset management system, including Vodafone Group, Mobilkom, Proximus, SFR, and Vodacom. Nunet has invested an estimated US$22 million in its technology platform since its inception in the late 1990s. Nunet also works for some of the world’s major broadcasters and content producers like Eurosport, IMG Worldwide, MTV, the Discovery Channel, and Fashion TV.

Nunet’s approximately 55 employees will remain based to Cologne, Germany, under our new ownership. For those Nunet employees that may be listening, welcome to the team, once again.

IMG has said—and remember, Nunet is a wholly-owned, or was a wholly-owned subsidiary of IMG Worldwide—that although it is focused at the moment under the ownership of Forstmann Little on its core competencies and shedding assets that don’t fit with its overall sports licensing strategy, selling Nunet was a difficult decision for them. And we understand that, having gotten to know and become friends with the IMG team over time. They truly believe in what Nunet is doing and its future prospects and they’re very happy to have found a great home for Nunet in KIT digital. And we are all looking forward as a team to continuing the relationship with IMG. As previously mentioned—and as mentioned in the press release—as part of the acquisition, IMG Worldwide and KIT digital will enter into a long-term commercial contract under which KIT digital will continue to provide IMG digital media services that were being provided by Nunet prior to the acquisition.

Now, let’s talk about the FeedRoom transaction. We paid 948,636 shares of KIT Digital common stock for The FeedRoom. At the time of our stock closing on Friday, October 2nd, this would value the acquisition at US$9.8 million. We estimate The FeedRoom’s annualized core revenue is more than US$6 million today, and we expect the transaction to be cash flow-positive to us as of acquisition, as of day one, due to the synergies and G&A expenses realized immediately prior to and upon closing, and will contribute a projected annualized EBITDA of more than $2.2 million.

As part of the transaction, The FeedRoom’s controlling shareholders, NewSpring Ventures, BEV Capital, and Velocity Equity Partners, invested US$4 million into KIT digital stock at US$11 per common share, through the conversion of FeedRoom Series F Preferred Shares purchased at the time of closing.

The FeedRoom significantly expands our presence in North America through the addition of more than 80 enterprise customers. These include Barnes & Noble, BestBuy, Boeing, Bristol-Myers Squibb, Business Week, General Motors, Hewlett Packard, Honeywell, Intel, Metlife, US Department of Defense, and others.

The FeedRoom invested an estimated US$35 million in its technology platform since its inception in 1999. And The FeedRoom technology enhances our KIT VX IP video management platform through the integration of key features of The FeedRoom’s ‘Studio’ software, including an advanced management, reporting, and analytics console. In turn, The FeedRoom clients will gain access to the advanced software features of KIT VX, including delivery of IP video to mobile devices and IP-enabled television sets through set-top-boxes, as well as enhanced geographical targeting and search engine optimization tools.

Many of The FeedRoom’s approximately 50 employees will join our New York City operations in a common office, while The FeedRoom offices in Seattle and Boston will be added to the KIT digital network.

Simultaneous with the Nunet and FeedRoom acquisitions, we delivered on our promise and reached separate agreements to extinguish all past--and the vast majority of future—contingent earn-out obligations related to the May 2008 acquisition of Kamera Content and the October 2008 acquisition of Visual Connection. This leaves us with a clean balance sheet with respect to future earn-out obligations, and the total amount paid in the context of these two earn-out extinguishments were US$2 million US and the issuance of approximately 163,000 restricted shares to the former shareholders of Kamera and Visual. For the avoidance of doubt, neither the Nunet nor The FeedRoom acquisitions involve any earn-out or contingent liabilities or warrants.

Following these two acquisitions and the settlement of the earn-out payments mentioned, we have approximately 10.3 million common shares outstanding and, including all forward restructuring and severance charges and deal-related expenses, approximately US$7 million of cash.

It is important to note that during our recent registered public stock offering and NASDAQ listing process, we made it clear that the net proceeds of that offering would be used for accretive acquisitions and that we had pre-identified those acquisitions, were engaged in dialogue, and we felt those acquisitions would expand our geographical and customer reach and further establish our leadership position in IP video management for the enterprise. We have followed through on that promise, and we choreographed the negotiation process so we could close on both transactions at the same time—which made our integration process, from selection of management to technology integration to office planning, etcetera, more efficient. We believe we have, therefore, fulfilled the promise made to investors by completing these acquisitions quickly and efficiently and have already identified further operational synergies, our combined leadership team, and immediate plans for platform technology integration—all of which Gavin Campion, my partner, will touch on.

All of this forms the basis for very strong growth, both organic and super-charged through these acquisitions, while we continue to deliver the best IP video experience for enterprise customers around the world.

Now, I’d like to turn the call over to our CFO, Robin Smyth, who has been our CFO most of the time that I’ve been in the job, with a slight hiatus to spend more time with family and the golf course. Robin, we’re so happy to have you back on the job, and we welcome your additional comments at this time. Robin?

Robin Smyth:

Well thank you, Kaleil. It’s very good to be back and it’s an exciting period for the company.

I’d like to just add that in addition to concluding the Nunet and FeedRoom acquisitions, we have used this post-funding and NASDAQ listing period to fulfill our promise to eliminate contingent earn-out liabilities and select an international auditing firm which can grow along with our global business. Particularly in light of these two acquisitions that have dramatically expanded our global footprint, we recognized the need for an international auditing firm with local practice capabilities in all our core markets. And the best candidate for this position was Grant Thornton LLP, who as of last Friday, become our new independent auditors, replacing MSPC.

The company has filed a Form S-3 shelf registration yesterday to provide flexibility with future strategic development activity. However, we do not anticipate making any further material acquisitions in the near future and plan to focus on integrating these firms and growing our core business.

I would add there that there have been some questions and perhaps even concern about the S-3 shelf registration which we announced yesterday. We understand that. But we want to take the opportunity today to be very clear that we elected to do this as an administrative matter. Most listed companies take the opportunity to file shelf registration statements, but this often is overlooked because they are frequently automatically renewed or go unnoticed if an investor came into a company after the original S-3 filing. Also, because we have a current outstanding S-1, completing this S-3 filing now as opposed to later was considerably cheaper. It is, of course, designed to give us flexibility in the future. But as Kaleil has already expressed, we have no current plans for near-term, significant M&A activity that will require equity fundraising.

It is, of course, very common for a company to have an S-3 out there, but I suppose we’re aware that with our recent NASDAQ listing and also yesterday’s announcement, we’re out front and center a little more than usual. So we wanted to continue our approach of being absolutely transparent about these things, which is why we included it in yesterday’s release. Of course, we’re happy to field any questions in the Q&A session.

We now have a strong balance sheet, with US$7 million in cash and highly capable administrative supports in place. The US$7 million covers everything which we needed to spend on the acquisitions to this stage. We believe this provides us a strong foundation to take the company to the next level of growth and market expansion.

Now, I’d like to turn the call over to our President, Gavin Campion, to talk a little more about the acquisitions we made. Gavin?

Gavin Campion:

Thanks, Robin, and hi to everybody on the call. Terrifically exciting times, as you’ve heard, for us at KIT Digital. We’ve been working on this for quite some time. We’re now really entering a relatively short period of integration to quickly capitalize on the financial and operational synergies available to us. I think it’s fair to say that we’re well into that integration. Though the press release, obviously, was only just released, it has been something we’ve been working on for some time and was obviously preplanned. In fact, I think I can say we’re already extracting the value here at MIPCOM in Cannes with members of our extended team and new members of our family already extending our pitch in presenting to clients and to potential new business alike.

So as Kaleil mentioned, we executed a registered stock offering for this purpose, and we’ve acquired two companies off the back of that offering. From an operational point of view, we are well-planned. From a staffing point of view, from a technical integration point of view—it’s really one of the keys behind the acquisitions we made: to further our super-set of technology in the VX platform. From an operational point of view, a financial point of view, from a sales and business development point of view, HR, indeed, down to the details of things you'd expect like client calls and visits are all well-executed at this point. And obviously, we’ve got a great deal of experience with doing this with  acquisitions we made last year.

And I feel we're well placed here and from an operational point of view and driving our strategy and furthering our position as the global leader in the provision of IP video-enabled technologies specifically with the enterprise-level client. So I want to pick out a few things just to explain in our integration process, and some of the benefits that we are immediately extracting.

As Kaleil mentioned, scale has its own benefit, and these acquisitions are immediately accretive, adding approximately US$17.5 million on an annualized basis to our revenue and US$4.5 million in annualized EBITDA. Our total staff jumps to 290 in 14 locations in 11 countries around the world. The FeedRoom very nicely builds out our North American presence and North America will now be approximately 14% of our global revenue. And we do have now a further 80 enterprise level clients from FeedRoom, some of which Kaleil mentioned earlier on the call.

Nunet will remain in Cologne and the EMEA region will continue to be incredibly strong for us—and perhaps 65% of our total revenue. We have four members of The FeedRoom and Nunet management team immediately joining our senior management team in the Company. Historically, we've always been very conscious to take senior members of any company that was acquired and fully integrate them into our executive management team. It's really capitalizing upon the value that created the asset in the first instance.

From a technology point of view, and this is probably the most important point with regard to the operations of the business, both these acquisitions significantly strengthen our VX platform with features in what we are calling our “super-set”. Both businesses previously ran on software-as-a-service model and a pretty similar business model to ours and, obviously, we'll continue on that model: feature-rich, robust and scalable. I really think the KIT VX system is the only truly end-to-end IP video enablement technology that's robust and industrial grade, for targeting the end-client on a global basis.

Nunet obviously offers significant mobile technology. I really believe it’s the premier technology in management and delivery of video on mobile devices. And in fact, as a result of that, mobile-related revenues will jump to around 25% of our global revenue immediately.

And The FeedRoom—just picking out a couple of examples—with the Studio management console: it’s a terrific video management tool, has great reporting and analytics that will be immediately integrated into our VX software suite. And also, The FeedRoom’s incredibly strong in management and delivery of live video, an area we are engaged in but we’ll now strengthen our technology in this area.

From a new business point of view—I mean I just mentioned that we’re in Cannes and having tremendous success attracting new business and potential clients to our stand here at the MIPCOM conference. And this has been incredibly important for us over previous years in generating new business and it appears to be generating the same results this year.

We have three members here from the companies that we have acquired and obviously we are using this for cross training, for education and to generate immediate business. So I think the synergies and the skills and the experiences and, indeed, in the proven commercial formulas provide immediate opportunity to strengthen our offer. Certainly there is immediate opportunity to up-sell and cross-sell to further add value to our clients' businesses and, therefore, to us.

I really think the combined skill sets will be fierce and powerful when driving our new business activity to the enterprise on a global basis.

A couple of examples here from The FeedRoom team. We've mentioned before on these calls that we are targeting the vertical of corporate communications—what we sometimes call “back-end” corporate use of video—but you might characterize it as HR, business operations, training, merchandising, etcetera. The FeedRoom is very strong in that area. We are immediately using those skill sets to build out that vertical out in our business.

The Nunet team obviously are global experts in the management and delivery of video over mobile, something that's incredibly important to our future and, indeed, proving important right now in the video that we are putting forward today.

So that's what I really just wanted to cover: obviously, we have known this was coming for a while. We are right on strategy. We have a relatively short period of integration. It's well planned. We are already capitalizing on the benefits of our new team members and our technology. Thank you.

Kaleil Isaza Tuzman:

Thanks, Gavin. It’s Kaleil on again. And thank you, Robin. Operator, we’d now like to open the call to any questions from our listeners.

Operator:

Thank you, sir. If you would like to ask a question, simply press *1 on your touchtone phone. And we’ll take our first question from Richard Genao at First Midwestern. Go ahead.

Richard Genao:

Hey, good acquisitions. A quick two questions. Are you guys done with the acquisitions at this point? Are you still looking?

Kaleil Isaza Tuzman:

Richard, as mentioned earlier, we are not engaged in material new acquisiton discussions at this time. These were the two we went out to the market to finance for, and we’ve completed them. We are heads-down on integration and building the business organically at this juncture. We still see consolidation opportunities in the space, but we will always apply a very disciplined buy-versus-build analysis to any M&A activity… [AUDIO ISSUES, INAUDIBLE]

Operator:

We’ll go next to Steve Emerson at Emerson Investment.

Steve Emerson:

First of all, congratulations on executing on your strategy. I would like to perhaps go into what’s happening in the industry now that the economy seems to be getting a little bit better visibility and corporations seem to be executing on forward plans. Perhaps give us a feel for how much upside possible in the industry for you. You mentioned in your comments that the previous guidance looks low. If you could flesh that out a little bit better. Basically, how’s business? Has business accelerated? Growth rate of business? Hit rate? Just give us a feel for how the industry is doing and are you seeing an unlocking of corporate commitments and acceleration possibly? Thank you.

Kaleil Isaza Tuzman:

[AUDIO ISSUES, INAUDIBLE]

Yes. We’ve been seeing - and I’ll pass off the follow-up on this to Gavin - but with respect to how the industry or the business is doing in general, we have been seeing through the course of 2009 an unlocking of corporate commitments or cap-ex decisions. You know our customers are large and conservative. Part of the good aspect there is that, you know, they pay their bills and they stay in long-term contracts and you can really grow with them. Obviously on the negative side, sale cycles are long; and we’ve talked about that previously on calls.

But at the same time, our pipeline is big enough and our scale is big enough at this point as an organization that we continue to have strong growth quarter-over-quarter, for all the quarters that we’ve been in the management role since the beginning of 2008. I would say that 2009—the back half of 2009—is definitely starting to feel a little bit more normalized, closer to, you know, the way things were kind of the first half or first quarter of 2008 with respect to buying decisions. You know we managed to grow through the recessionary period at a healthy clip. But I think, as we get into 2010, we’re quite excited about business activity, given already what we’re seeing in the back half of 2009. And I can say that sitting here, next to Gavin at a commercial conference in France, where a lot of our clients come to and there’s a lot of openness around cap ex decisions at this time.

Gavin, I don’t know if you have anything to add on that thought…No, we’re okay, Steve.

Operator:

Our next question comes from Steve Maiden at Maiden Capital.

Steve Maiden:

Yes hi, guys. Just a couple questions. Look like terrific acquisitions, particularly getting the VCs from FeedRoom and to pay US$11 a share is going to work out well for them. But it’s a great deal in that it’s above the stock price. A couple questions. One is, could you maybe talk about the growth rate a bit of the two acquisitions, FeedRoom and Nunet, just historical or any comments you could give going forward and maybe any other sort of - I don’t know if you can quantify any of the synergy opportunities you see going forward that are not in the numbers you gave.

Kaleil Isaza Tuzman:

Yes. Steve, let me just clarify. A couple investors have asked offline what the rationale was for The FeedRoom shareholders—NewSpring, BEV, and Velocity—coming into the deal concomitantly at US$11 a share. The rationale was it was important that the level of ownership by The FeedRoom group was of sufficient size to be able to contribute to the organization and to meet the objectives of those investors involved. And we respected that. And we understood also that the underlying kind of value that we were applying to the asset without that investment involved wasn’t probably going to get them to that ownership level. And so as we looked each other in the eye around the table, we all agreed given there was going to be some restructuring and severance costs involved and given their desire to have a certain position of ownership, that that was the best way to achieve it.

Now, naturally ,when we negotiated that second tranche of shares being purchased, the stock had moved in the meantime and so forth, but you know that – so it waso actually a higher delta to the stock price at the time it was negotiated. I don’t watch the stock every day. I’m not sure where it is at this very moment. But I can say that at the time it was negotiated, it was obviously even higher above the then-trading price.

With respect to your other question, we haven’t gone back historically to look at the compounded annual growth rate of both assets in the way you’re asking, in part because there are certain activities or revenue streams in both assets that we have seen as non-core and decided either to not acquire or were jettisoned. That’s why we were careful in the language that we used in the press release, to talk about the revenues from the core activities. And so, you know, I would—and this would be a ‘guesstimate’, so would be certainly subject to further review and filings—but I would say that The FeedRoom business was probably around flat on a trailing annual basis. And I think there are a whole bunch of reasons we can talk to about it. We’re pretty familiar with the asset and we have a ton of respect for the team. I think they were going through some significant technology upgrades that probably required a lot of corporate resources. And I think that one of the great things about this acquisition is that we really accelerate that as a team: the combined capability with the undergirding VX platform will allow for, I think, the focus to go back to additional sales. They’ve got terrific clients, and I think there’s a lot that we can do together.

On the Nunet side, I think in terms of the core business, you’d probably be talking about something like 25 to 30% trailing growth in terms of that core IP-video business, as I’ve said, that there’s a piece of it that we didn’t acquire that had to do with a services component that was different and we really want to stay pure-play as much as possible on IP-video. So hopefully, that hits your question, Steve.

Steve Maiden:

Yes, that helps. And then just a couple other housekeeping questions: Can you remind me? The decline in the dollar, that’s a positive for you, right?

Kaleil Isaza Tuzman:

If you’re talking about the US dollar movement, a strong dollar is negative for us and a weaker dollar is stronger for us, in terms of revenue reporting. We’ve said this on almost every one of our investor calls: for avoidance of doubt, once again, dollar movement doesn’t affect our EBITDA, our cash flow line, because we use natural hedging (applying our resources against our revenues in the same respective currencies). So client payment versus the checks that you’re cutting for salaries, for example. But obviously with respect to revenues, dollar movement does move around revenues a little bit.

Steve Maiden:

Okay. And I guess the final question, I know you’ve already said you don’t watch the stock closely, but I personally was a little surprised by the reaction yesterday. I felt the announcement was very positive on many counts. And perhaps it was mostly because of the shelf, but any comment you can make on that?

Kaleil Isaza Tuzman:

Yes. I think we’ll probably split this into two, because from a market perspective, Steve, we were surprised. Maybe not top much, because we know that statistically speaking when people hear an M&A announcement, the immediate concerns are what I call the “D&D” concern: dilution and distraction. We knew that we needed to address and explain that and explain why we’re so excited about what we’re doing.

So, to hit the “D&D”: on the dilution side, this is a clearly accretive deal. I mean I can’t emphasize that enough, with respect to its higher margins. That doesn’t even build in the revenue synergies that can evolve, as Gavin referred to, and the operating synergies that come out of working together over a few quarters that naturally arise consolidating variable costs at the vendor - you know from vendors, and that type of thing. So we feel very excited about it. I think from a geographic perspective, it really puts us in a position to look any Fortune 2000 or Global 2000 corporate executive in the eye and say we operate across every territory you’re in and we work with other similar, large companies. If we’re pitching a Johnson & Johnson, you can say listen, we’re working already with, AstraZeneca, we’re working with Bristol-Meyer Squibb, and so forth. You just get the scale that comes from working with the largest corporations. They give you “CYA” concerns, but they give you credit for working with similar companies and we’ve faced issues they might’ve faced before. So we feel operationally and financially these are really no-brainer acquisitions.

They’ve also been planned for a long time, and I think that hits the other concern with respect to the distraction side of the coin. This is a long-term plan. We have been engaged in integration planning for months and have proved before that we know how to carry this through successfully. These acquisitions manifested in the form of press release yesterday, but in terms of internal planning in one case went back nearly a year. So we pre-identified the team, pre-identified the platform integration, pre-identified the way that customers would be served pro forma, pre-identified how it figured into corporate marketing and planning, etcetera.

We think that we’ve proven over time that we can integrate assets. We do so in a patterned way. And by doing both of the acquisitions at the same time (and we thank the counterparties involved because they were flexible with us and understood that would be helpful to the forward entity), we were able to make joint decisions around staffing and around resource planning and around integration that were much more efficient than would be otherwise.

I guess, I'm being long-winded here, but the punch line would be that we understand that in the context of an announcement like this there is concern about those “D&D” factors.
We really don't think it's merited and we're hoping in this call to clearly convey that. We think that it really enhances what we are doing tactically and from a financial and valuation perspective it should be very welcome.

I don't know, Gavin, if you have anything to add here? I've taken up a lot of airtime here.

Gavin Campion:

I think you're right. The key point from a business operations point of view is that we were planned out and that we did have mutual operating plans developed in conjunction with our new teammates prior to the acquisitions going through.

I think increasingly we are being seen as the market leader from a business operations point of view. Our culture is strengthening. Our team wants to come to work. Our clients are enjoying working with us and seeing us as a leading operator in driving their business or saving them costs through the deliver of video-over-IP.

The great thing with the acquisitions is that we have a very similar operating philosophy. We're positioned in similar ways of being a value-add provider and the market leader position with the services around the technology, so we can drive the clients' businesses. I think from a business point of view, it's incredibly positive. We keep doing what we say we are going to do and people believe us.

Steve Maiden:

No, I think you guys are doing a great job. And just one last thing and I’ll turn it over. I thought I heard you say to the previous caller’s question while you were muffled something about—it was related to not doing any more acquisitions. And I thought I heard you say that you were rumored to do an Onstream acquisition which you’re not going to do. Or did I miss hear?

Kaleil Isaza Tuzman:

Yes, I apologize for the audio issues on this call. We know that there had been some noise on the Onstream dialogue, and obviously, it’s our policy not to comment on rumors. In this particular case, there have been so many questions that we just feel it’s important to be clear. We do not have an offer out to Onstream. We do not at this time intend to or have plans to acquire Onstream. We have respect for that management team. We see them occasionally in the market. We like Randy [Selman] and what he’s doing, and we just wanted to hopefully do a service to our respective shareholders by just being clear about where we are in our planning. You heard correctly on that. You also heard correctly that we do not have any other material M&A activity in the pipeline at this time. That could change in the future obviously.

Steve Maiden:

Great. Keep it up, guys. Thank you.

Operator:

And once again just as a reminder, if you would like to ask a question, just press *1.

We’ll take our next question from Jon Baker at Red Comb LLC.

Jon Baker:

Hello, thank you. Hey great news, Kaleil. It’s very exciting about those acquisitions. I just had a question for you. I want to know if you might have gathered any more information or heard anything further about the rumor of Google purchasing Brightcove for US$500 to 700 million. I guess that rumor broke a few weeks ago. I’m just curious what the implications, if any, might be for KIT digital and the industry in general if that combination were to occur.

Kaleil Isaza Tuzman:

Sure. You know we wouldn’t comment on that even if we had heard anything, Jon, so I just want to be, you know, open on that point. It’s a small industry and we obviously all have friends at the different firms involved. I think the industry is much more collegial and collaborative, given it’s largely a green field space, that it can sometimes appear in the investor context or in the “blogosphere”. So we actually root for Brightcove. We know they’re doing some things that are competitive with us. Most of what they do, frankly, is not competitive. We believe we’re deeper in the data layer with the organizations that we serve. We even have cases where we’re publishing to the Brightcove players. We wish them a lot of success. And maybe with the FeedRoom acquisition we’ll have more direct competition, but we think there’s a lot of room in the market for different players, different parts of the ecosystem.

You know we’re focused on really being a video ERP service company. We allow you as a corporate customer, to manage the data layer and everything you’re doing on video across different screens. What we do not do is the advertising side. We integrate, obviously, with advertising networks. We don’t do the storage. We integrate instead with companies that do that. We’re not even—you know we have, obviously, our own players—but you don’t even need to use video players from our organization for us to work with you. So we try not to do too much. We know what we’re about; we know what we’re focused on. Our key is to have enterprise-level, great customers under long-term contracts with recurring revenues that we are delighting with great services and proprietary technology. If we do that and we generate cash flow by doing it, we’ll be fine.

So you know what, we try to stay out of that kind of rumor mill as much as possible. To give you the respect of a direct answer, I would just say that we know there’s strategic dialogue and activity in the sector. We know that because we’re in the sector and we get inbound calls. And I think that’s picked up a lot over the last month. Whether one of those dialogues is Google and Brightcove, we can’t comment on and don’t know.

Jon Baker:

Okay. I think regardless, the space in general seems to be getting more attention from investors, which is a good thing. And congratulations again on your acquisitions. I think these look very exciting.

Kaleil Isaza Tuzman:

Thanks. We’re here any time to answer follow-up questions off-line.

Operator:

We’ll take our next question from Richard Fetyko with Merriman.

Richard Fetyko:

Good morning, guys. A couple of questions on FeedRoom and Nunet with respect to the typical contract size on each. If I do the math right on FeedRoom with 6 million revenues and 80 customers or so, it’s about $6,000 per month per customer, which is below your average. Just curious if that’s right and what is it for Nunet and do you feel that their pricing is appropriate in the marketplace.

Kaleil Isaza Tuzman:

Yes, I think there are two components to that question. I’ll field the first part. (Hi, Richard, by the way, it’s nice to hear your voice.) I think that we will be bringing to The FeedRoom cross-selling capability and an overall discipline around the way we approach business that I think over the course of some time - hopefully not too much time – that will raise the ARPU. Now to be fair, it’s not that big of a difference. It’s not like our ARPU’s U$20,000 per month per client and The FeedRoom is US$6,000. I think our average probably today is closer to US$8,000 per month or something on an average basis. Obviously on the new clients we’ve been adding over the last year, it’s been higher. But, you know, we’re talking about averages here.

I think the other part of the question will be kind of how is that cross-selling taking place and where does it start from the sector perspective. I’ll hand over to Gavin for that.

Gavin Campion:

I think certainly taking FeedRoom as the first example, there’s huge opportunity to cross-sell our broader capability into those clients and drive those clients’ businesses and therefore drive our business and grow much deeper relationships than largely browser-based solutions within FeedRoom. Currently, as I mentioned earlier on the call, the technology I’m really excited about from FeedRoom is the management console and the reporting and the analytics.  As a result of these tools we are able to build much deeper technology and software relationships with these clients.

We’ve actually been through this process, Richard, with The FeedRoom client list. We’ve identified the priority clients where we believe there are immediate opportunities to cross-sell, and we’ve developed the materials and the propositions you would expect to go and cross-sell. And our sales team are integrating as we speak physically and actually scheduling to go and meet those clients and to up-sell and cross-sell the capabilities. So that might be mobile, it might be set-box solution; it might be advertising integration, whatever it might be.

From the Nunet point of view, Richard, it’s slightly different. Nunet has a deeper technology stack, more closely mirrored to ours, you might say, with an obviously heavy focus on mobile and as such, a higher average account value. They’ve been through a period of really focusing on developing excellence in that technology. So I think the immediate opportunity there for us is to quickly replicate that out on a global basis—benefit of scale I was talking about earlier—to take what is a world-class mobile management and delivery platform and take that out to our 14 offices around the world. And I believe we’ll have immediate success with that. We’re already doing that. We’re already prickling ears. We’re already holding meetings. So that is different for each acquisition, but gives you a sense of our top-line strategy for each.

Richard Fetyko:

On the Nunet side, if I may follow up, do you see the opportunities to replicate their success on a global basis? Do you see more opportunity with the network carriers out there or the content owners with respect to using their technology for new account acquisitions?

Gavin Campion:

Well excitingly, I’d say it was both. But the major network carriers we’re already making great presentations to, and that kind of strategic vision, strategic direction, commercial formula are well-templated. And as you know, I always like to tell the cost-reduction story to clients, or an increase in profit; either way an increase in profit – through either a revenue increase or a cost reduction. And we can do that immediately with a proven formula there. Equally from a content producer point of view, obviously we’re strong in that area already and we have that in common with Nunet. And I see us continuing to do that. But the low-hanging fruit is with the carriers—this is a world-class carrier solution, undoubtedly.

Richard Fetyko:

Thanks. And then also on the -- can you tell us about the gross margin profile of these two companies currently and perhaps what it could be?

Kaleil Isaza Tuzman:

Richard, I don't think we are prepared to do that yet because we have different accounting categories. We’ve had this approach since Q4 of last year to put in our reports to variabalize as much the cost of goods and services related to our services business. We think that gives the right discipline to our management of costs.

We obviously want to integrate the numbers here in these acquisitions in the same reporting framework. So what we can do is we can talk about cash flow and EBITDA, which is what we're going to do very shortly. Obviously, we're going to have to report on it by Q4. But what we've done historically is at the beginning of each year,within a week or two after the end of the year, we’ve given a preview on Q4 results.

And I think we will be in a position to do that. We are more conservative, as you know, than other SAAS, or other software –as-a-service companies, with respect to how we portray our margins because we don't capitalize R&D as a policy and we variabalize as much as possible the cost of goods and services against the services part of our business.

That optically has the effect of having a lower gross margin, whereas in reality if we just moved around the category, you'd end up obviously at gross margins that are similar to other software and services companies. The proof in the pudding, of course, is EBITDA margin—the cash flow margins—where we've got good results.

I think that certainly in the way that both acquired companies currently report they have higher gross margin, whether how that feeds through in doing what we do around variabalizing cost of goods and services and whether it ends up in common reporting framework and enhances gross margin I don't know yet.

I think it's a pretty safe bet to say that it would be an “upside risk”. In other words, it would probably, if anything, raise the way we currently report our gross margins. We don't know the exact numbers at this time.

Richard Fetyko:

Okay, that’s very helpful. And then one last question, with respect to the annualized run-rate of revenue and EBITDA that you mentioned, those are annualized off of the June quarter numbers?

Kaleil Isaza Tuzman:

Yes. We just took the trailing three months and multiplied by four.

Richard Fetyko:

Trailing three month as of September?

Kaleil Isaza Tuzman:

I think actually we did that based on the trailing three months leading up to August 31st, Richard.

Richard Fetyko:

Gotcha. All right. Thanks, guys. Congrats.

Operator:

And we’ll go next to Peter Okin at Stifel Nicholas.

Peter Okin:

Congratulations, Kaleil. Prior to these two acquisitions, you were looking at 70% revenue growth. What type of revenue do you project for 2010?

Kaleil Isaza Tuzman:

Hi, Peter. We haven’t completed our 2010 budget yet. Obviously, you know Richard Fetyko (of Merriman) who was on the line and just spoke has projections out in the market. In the past, it was done once at the beginning of the year. We’ve articulated what our target was for the year. I can’t tell you for certain that we’ll do that again this coming year, but that’s been our policy the last couple of years. So I don’t think I’m going to be able to, unfortunately, answer that question. I can tell you that we’re extremely excited about where we are in this business today, both on the assets that we’ve acquired and the asset that we owned prior to those acquisitions. As you’re steering a larger ship on a percentage basis, it becomes harder to hit the same percentage numbers in growth, but overall growth in our business is very strong. So unfortunately, I’m going to kind of give you that type of hedged response. But I hope you’re hearing the positivity in our voices at this time.

Peter Okin:

We do. Thanks.

Operator:

And at this time, this concludes our question-and-answer session. I would like to turn the call back over to Mr. Isaza Tuzman. Please proceed, sir.

Kaleil Isaza Tuzman:

I’m sorry. We know there were a few questions in queue we did not answer. This call was scheduled to last an hour, so in the future maybe we’ll speak for a little bit less upfront. Thank you. We are eminently available separately to speak off-line. My email is kaleil@kitd.com; and you’ve got robin@kitd.com and gavin@kitd.com. Thank you.

Operator:

Thank you.